Exhibit 10.1

FIRST AMENDMENT
TO SENIOR SECURED CREDIT AGREEMENT

FIRST AMENDMENT TO SENIOR SECURED CREDIT AGREEMENT, dated as of November 16, 2020 (this “First Amendment “), to the Senior Secured Credit Agreement, dated as of May 3, 2019 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), by and among LogicMark, LLC, a Delaware limited liability company (“Borrower”), each financial institution from time to time party thereto as lender (each, a “Lender” and collectively, the “Lenders”), and CrowdOut Capital LLC, as administrative agent for the Lenders (in such capacity, and together with its successors and assigns, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, and together with its successors and assigns, the “Collateral Agent” and together with the Administrative Agent, the “Agents”).

WHEREAS, the Borrowers, the Guarantors, the Agents and the Required Lenders wish to amend certain terms and provisions of the Credit Agreement as hereinafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2. Amendments. Pursuant to the request by the Loan Parties, but subject to satisfaction of the conditions set forth in Section 4 hereof, and in reliance upon (A) the representations and warranties of Loan Parties set forth herein and in the Credit Agreement and (B) the agreements of the Loan Parties set forth herein, the Agents and the Required Lenders agree to amend the Credit Agreement as follows:

(a) “Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Adjusted EBITDA for the trailing 3 month period most recently ended minus (ii) Consolidated Capital Expenditures for such 3 month period to (b) Consolidated Fixed Charges for such 3 month period.

(b) Section 2.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Repayment of Loans. The Term Loan shall be repayable on the first Business Day of each calendar month, in an amount determined by the Borrower but not to exceed $171,875, commencing on December 1, 2020 and ending on December 1, 2021, without subject to the Prepayment Premium. Beginning January 1, 2022, the Term Loan shall be repayable on the first Business Day of each calendar month in an amount of $171,875 with the remaining outstanding unpaid principal amount of the Term Loan and all accrued and unpaid interest thereon shall be due and payable on the earlier of (i) the date of the acceleration of the Term Loan in accordance with the terms hereof and (ii) the Maturity Date.

(c) Section 7.13(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Fixed Charge Coverage Ratio. Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any calendar month, beginning with April 30, 2019, to be less than or equal to the correlative ratio indicated:

Calendar Months	Fixed Charge Coverage Ratio
Each calendar month ending April 30, 2019 through August 31, 2020	1.10:1.00
Each calendar month ending September 30, 2020 through December 31, 2020	0.65:1.00
Each calendar month ending January 31, 2021 and each calendar month ending thereafter	1.10:1.00

(d) Section 7.13(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Leverage Ratio. Borrower shall not permit the Leverage Ratio as of the last day of any calendar month, beginning with June 30, 2019, to exceed the correlative ratio indicated:

Calendar Month	Leverage Ratio
Each calendar month ending April 30, 2019 through January 31, 2020	2.75:1.00
Each calendar month ending February 29, 2020 through May 31, 2020	2.50:1.00
Each calendar month ending June 30, 2020 through August 31, 2020	2.25:1.00
Each calendar month ending September 30, 2020 through November 30, 2021	4.00:1.00
Each calendar month ending December 31, 2021 through February 28, 2022	1.25:1.00
The calendar month ending March 31, 2022 and each calendar month ending thereafter	1.00:1.00

(e) Section 7.13(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Liquidity. Borrower shall not permit Qualified Cash as of the last day of any calendar month, beginning with (A) April 30 2019 through September 30, 2020, to be less than $750,000 and (B) October 31, 2020 through March 31, 2021, to be less than $1,000,000 and (C) April 1, 2021 and thereafter, to be less than $1,250,000.

(f) Section 7.13(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows

VAMC Sales. As of the last day of any Fiscal Quarter beginning with June 30, 2019, Borrower shall not permit total sales of the Loan Parties to VAMC during the Fiscal Quarter most recently ended to be more than 50% less than the total sales of the Loan Parties to VAMC during the corresponding Fiscal Quarter in the immediately preceding Fiscal Year as of the last day of such Fiscal Quarter.

(g) The amendments, consents, modifications and other agreements in this Section 2 shall be effective only in this specific instance, for the time periods set forth herein and for the specific purpose set forth herein and shall not apply with respect to any facts or occurrences other than those on which the same are based and shall neither excuse any future non- compliance with the Credit Agreement or any other Loan Document, nor operate as a waiver of any Event of Default.

3. Representations and Warranties.

(a) Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(i) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to execute this First Amendment and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated hereby and by the Credit Agreement, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

(ii) Authorization; Etc. The execution, delivery and performance of this First Amendment by the Loan Parties, and the performance of the Credit Agreement, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Organization Documents, (B) any applicable material law) or (C) any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(iii) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of this First Amendment or any other Loan Document to which it is or will be a party.

(b) Representations and Warranties; No Event of Default. The Loan Parties hereby represent and warrant to the Agents and the Lenders that the representations and warranties herein, in Article V of the Credit Agreement and in each other Loan Document, certificate or other writing delivered by or on behalf of the Loan Parties to any Agent or any Lender pursuant to the Credit Agreement or any other Loan Document on or prior to the First Amendment Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applied to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the First Amendment Effective Date as though made on and as of such date (unless such representations or warranties are stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applied to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), and no Default or Event of Default has occurred and is continuing as of the First Amendment Effective Date or would result from this First Amendment becoming effective in accordance with its terms.

4. Conditions to Effectiveness. This First Amendment shall become effective only upon satisfaction in full, in a manner reasonably satisfactory to the Agents, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied or waived being herein called the “First Amendment Effective Date”):

(a) The Agents shall have received this First Amendment, duly executed by the Loan Parties, each Agent and the Required Lenders.

(b) The representations and warranties contained in this First Amendment and in Article V of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applied to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the First Amendment Effective Date as though made on and as of such date (unless such representations or warranties are stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applied to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date).

(c) No Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date or result from this First Amendment becoming effective in accordance with its terms.

5. Continued Effectiveness of the Credit Agreement and Other Loan Documents. Except as specifically set forth herein and after giving effect to the amendments, consents, modifications and other agreements provided herein, each Loan Party hereby (i) acknowledges and consents to this First Amendment, (ii) confirms and agrees that the Credit Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the First Amendment Effective Date all references in any such Loan Document to “the Credit Agreement”, the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended or modified by this First Amendment, and (iii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent for the benefit of the Agents and the Lenders, or to grant to the Collateral Agent for the benefit of the Agents and the Lenders a security interest in or Lien on, any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement (as amended hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects. This First Amendment does not and shall not affect any of the obligations of the remaining Loan Parties, other than as expressly provided herein, including, without limitation, the remaining Loan Parties' obligations to repay the Loans in accordance with the terms of Credit Agreement, or the obligations of the remaining Loan Parties under any Loan Document to which they are a party, all of which obligations shall remain in full force and effect. Except as expressly provided herein, the execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any right, power or remedy of the Agents or any Lender under the Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.

6. Release. Each Loan Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) under the Credit Agreement and the other Loan Documents and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to such Loan Party and its Affiliates under the Credit Agreement and the other Loan Documents. Notwithstanding the foregoing, the Agents and the Lenders wish (and each Loan Party agrees) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents' and the Lenders' rights, interests, security and/or remedies under the Credit Agreement and the other Loan Documents. Accordingly, for and in consideration of the agreements contained in this First Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the ”Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the ”Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the First Amendment Effective Date and arising out of, connected with or related in any way to this First Amendment, the Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of each Loan Party, or the making of any Term Loans, or the management of such Term Loans or the Collateral, in each case, on or prior to the First Amendment Effective Date.

As to each and every claim released hereunder, each Loan Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, each Loan Party also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Each Loan Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Each Loan Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of the Released Parties above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) the Released Parties on the basis of any claim released, remised and discharged by such Person pursuant to this Section 6. Each Loan Party further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Collateral Agent's Lien on any item of Collateral under the Credit Agreement or the other Loan Documents. If any Loan Party or any of its respective successors, assigns, or officers, directors, employees, agents and attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as the Released Parties may sustain as a result of such violation, all reasonable attorneys' fees and costs incurred by the Released Parties as a result of such violation.

7. Miscellaneous.

(a) This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this First Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this First Amendment.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.

(c) This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Each Loan Party hereby acknowledges and agrees that this First Amendment constitutes a “Loan Document” under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit Agreement if (i) any representation or warranty made by a Loan Party under or in connection with this First Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this First Amendment.

(e) Any provision of this First Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(f) The Borrowers will pay on demand all reasonable fees, costs and expenses of the Agents and the Lenders party to this First Amendment in connection with the preparation, execution and delivery of this First Amendment or otherwise payable under the Credit Agreement, including, without limitation, reasonable fees, disbursements and other charges of counsel to the Agents and the Lenders party to this First Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered as of the date set forth on the first page hereof.

LogicMark, LLC, as Borrower

By:
Name:
Title:

NXT-ID, Inc., as a Guarantor

By:
Name:
Title:

3D-ID, LLC, as a Guarantor

By:
Name:
Title:

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

CROWDOUT CAPITAL LLC

By:
Name:
Title:

LENDER:

CROWD OUT CAPITAL PLATFORM LLC

By:
Name: